Exhibit 10.16
HANA BIOSCIENCES, INC.
Amendment to Stock Option Agreements

This Amendment to Stock Option Agreements (this “Amendment”) is made and entered into as of the 30th day of June, 2006, between Mark J. Ahn (“Optionee”) and Hana Biosciences, Inc., a Delaware corporation (the “Company”).

Background

A.       Optionee and the Company entered into several Stock Option Agreements dated as of November 1, 2003, February 15, 2004, February 26, 2004, and July 20, 2004, respectively (individually a “Stock Option Agreement” and collectively the “Stock Option Agreements”).

B.        Pursuant to the Stock Option Agreements, the Company granted Optionee options to purchase an aggregate of 952,305 shares of the Company’s common stock, as adjusted to reflect stock splits, combinations, mergers and other adjustments prior to the date hereof.

C.       The applicable exercise price relating to each Stock Option Agreement was less than the fair market value of the Company’s common stock on the respective dates of the Stock Option Agreements.

D.       On May 9, 2006, Optionee exercised his option to purchase shares of Company common stock under the November 1, 2003 Stock Option Agreement in the amount of 164,508 shares, leaving a total of 787,797 shares available for exercise under the Stock Option Agreements.

E.       Due to the tax implications of Section 409A of the Internal Revenue Code of 1986, as amended, the Company and Optionee have agreed to amend the Stock Option Agreements in order to increase the exercise prices to equal the fair market value of the Company’s common stock as of the date of each such agreement.

F.        To compensate the Optionee for increasing the exercise prices, the Company has issued to Optionee 74,887 shares of restricted common stock, subject to the terms set forth in that certain Restricted Stock Agreement by and between the Company and Optionee dated of even date herewith.

G.       Optionee and the Company hereby agree to amend the terms of the respective Stock Option Agreements to reflect the adjustment to the exercise price as set forth below.

Agreement

Now, Therefore, the parties hereto agree as follows:

I.       Adjustment to Exercise Prices. Notwithstanding anything to the contrary contained in the Stock Option Agreements, the exercise price set forth in each Stock Option Agreement shall be amended as follows:

Date of Stock Option Agreement	Original Exercise Price	Amended Price

November 1, 2003	$0.167	$0.833

February 15, 2004	$0.167	$0.833

February 26, 2004	$0.337	$1.684

July 20, 2004	$0.337	$1.684

II.       General.

A.       Except as specifically amended by this Amendment, the terms of the respective Stock Option Agreements shall continue in full force and effect without amendment.

B.       Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Amendment.

C.       Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Amendment.

D.       This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

E.       This Amendment, together with the Stock Option Agreements, embodies the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Stock Option Agreements as of the date first written above.

OPTIONEE /s/ Mark J. Ahn Name: Mark J. Ahn
HANA BIOSCIENCES, INC. By: /s/ John P. Iparraguirre John P. Iparraguirre Vice President, Chief Financial Officer